Exhibit 5.2

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

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December 1, 2006
File No. 012910-0607

Health Care Property Investors, Inc.
3760 Kilroy Airport Way
Suite 300
Long Beach, California 90806

Re:                               Health Care Property Investors, Inc.

Ladies and Gentlemen:

We have acted as special counsel to you, Health Care Property Investors, Inc., a Maryland corporation (the “Company”), in connection with the issuance of $400,000,000 aggregate principal amount of the Company’s 5.65% Senior Notes due 2013 (the ”Notes”) pursuant to (i) a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 11, 2006 (File No. 333-137225) (as so filed and as amended, the “Registration Statement”); (ii) a prospectus dated September 8, 2006 (the “Base Prospectus”), a preliminary prospectus supplement dated November 29, 2006 (together with the Base Prospectus, the “Preliminary Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Securities Act and a final prospectus supplement dated November 29, 2006 (together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Securities Act; (iii) an Underwriting Agreement dated November 29, 2006 by and between you, as representative of the several Underwriters named therein, and the Company (the “Underwriting Agreement”); and (iv) the issuer free writing prospectus listed on Exhibit C to the Underwriting Agreement.  The Notes are being issued pursuant to an indenture dated September 1, 1993 (the “Indenture”) between the Company and The Bank of New York, as trustee.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as to the enforceability of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. We understand that certain matters concerning the laws of the State of Maryland are addressed in an opinion of Ballard Spahr Andrews & Ingersoll, LLP separately provided to you, and we express no opinion with respect to those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company against delivery and payment therefor in accordance with the Indenture and in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company enforceable against it in accordance with their terms.

The opinion rendered in the foregoing paragraph relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency, and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed that (i) the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Maryland, and has the corporate power and authority to enter into and consummate the transactions contemplated by the Underwriting Agreement, the Indenture and the Notes (collectively, the “Documents”); (ii) the Notes have been duly authorized for issuance by all necessary corporate action by the Company and the execution, delivery and performance of the Documents have been duly authorized by all necessary corporate action by the Company; (iii) the Documents have been duly authorized, executed and delivered by parties thereto, including the Company; (iv) the Documents constitute legally valid and binding obligation of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (v) the status of the Documents as legally valid and binding obligations of the parties thereto is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to a current report on Form 8-K dated November 29, 2006 and to the reference to our firm in the Prospectus under the heading “Validity of the Notes.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP